Exhibit 5.1

October 9, 2024

Dynamix Corporation
1980 Post Oak Blvd., Suite 100

PMB 6373

Houston, Texas 77056

Re:	DYNAMIX CORPORATION Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (the “Registration Statement”), of Dynamix Corporation, a Cayman Islands exempted company (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed public offering by the Company of up to 17,250,000 units (including an underwriters’ overallotment option to purchase up to an additional 2,250,000 units) (the “Units”) pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) contemplated to be executed by the Company and Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC and Seaport Global Securities LLC (the “Underwriters”). Each Unit will consist of one Class A ordinary share of the Company, $0.0001 par value (the “Ordinary Shares” and the Ordinary Shares underlying the Units, the “Unit Shares”) and one-half of one redeemable warrant of the Company with each whole warrant exercisable to purchase one Ordinary Share at a price of $11.50 per share (the “Warrants”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the specimen Unit and Warrant certificates, the proposed form of Warrant Agreement relating to the Warrants, the proposed form of Underwriting Agreement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Gibson, Dunn & Crutcher LLP

811 Main Street Suite 3000 | Houston, TX 77002-6117 | T: 346.718.6600 | F: 346.718.6620 | gibsondunn.com

Dynamix Corporation

October 9, 2024

To the extent that our opinions may be dependent upon such matters, we have assumed, without independent investigation, that each party to any document has all requisite authority and power to execute, deliver and perform its obligations under the documents to which it is a party; that the execution and delivery of such documents by each such party and the performance of its obligations thereunder have been duly authorized by all necessary action and do not violate any law, rule, regulation, order, judgment or decree applicable to each such party; and that such documents have been duly executed and delivered by each such party, as applicable, and that each of such document is a legal, valid and binding obligation of each such party thereto, enforceable against each such party in accordance with its terms.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Units, when issued against payment therefor by the Underwriters as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Warrants comprising a part of the Units, when the Units are issued against payment therefor by the Underwriters as contemplated by the Registration Statement and, assuming the due execution and delivery of such Warrants by Continental Stock Transfer & Trust Company, as Warrant Agent, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York and the laws of the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. Various issues concerning Cayman Islands law, including as to the Unit Shares are addressed in the opinion of Maples and Calder (Cayman) LLP filed as Exhibit 5.1 to the Registration Statement. We express no opinion herein with respect to the matters covered in such opinion, and to the extent elements of such matters are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Dynamix Corporation

October 9, 2024

C. The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers or distributions by corporations to stockholders and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

D. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iii) any provision waiving the right to object to venue in any court; (iv) any agreement to submit to the jurisdiction of any federal court; (v) any waiver of the right to a jury trial or (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP
Gibson, Dunn & Crutcher LLP